Proxy Statement Relating to a Special Meeting of Stockholders

We want to make you aware that your clients that hold shares in the Blue Chip Value Fund (the “Fund”) as of the record date of November 19, 2010 were recently sent proxy materials regarding a Special Meeting of Stockholders slated for February 8, 2011.

The materials included a proxy statement with detailed information about the proposal and a proxy card that stockholders can sign and return in a postage paid envelope. The materials also provide instructions on how stockholders can vote by mail, telephone or through the Internet. Stockholders are being asked to vote on the following:

 •    To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all the assets of the Blue Chip Value Fund, Inc. (the “Closed-End Fund”) to the Westcore Blue Chip Fund (the “Open-End Fund”), a series of Westcore Trust, in exchange for Retail Class shares of the Open-End Fund and the assumption by the Open-End Fund of all liabilities of the Closed-End Fund, and the distribution of such shares to the stockholders of the Closed-End Fund in complete liquidation and termination and ultimate dissolution of the Closed-End Fund.

Please note that your clients may receive a telephone solicitation in connection with this proxy statement from Okapi Partners, the Fund’s proxy solicitor. Because a majority of the outstanding shares are required to be represented at the meeting, it will be necessary to solicit for stockholder votes.  Given that the meeting date is rapidly approaching, this vote is very important and time-sensitive.

We are committed to helping you maintain your client relationships while we carry out our required solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.

  Please ask your clients to vote as soon as possible. Instructions on how they can vote - over the phone, by internet or by mail - will be detailed on the proxy card they received.

  Explain that their vote is critical no matter how many shares they own. Choosing not to vote may lead to additional mailings and solicitation calls which can greatly increase the already costly expense of holding a Stockholder meeting.

  Okapi Partners will need to continue to contact stockholders until the necessary vote is attained.

  If you or your clients have any questions, please call this toll-free number for more information: 1-877-259-6290. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 11:00 p.m. Eastern Time. The voting process is quick and easy and will require only a couple minutes of their time.